Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into as of the 4th day of October, 2005, by and between Metro One Telecommunications, Inc., an Oregon corporation (the “Company”), and James M. Usdan, an individual (“Consultant”).

RECITAL

The Company desires to engage Consultant in order to take advantage of his experience, knowledge and abilities in the Company’s business, and Consultant desires to be so engaged, on the terms set forth in this Agreement.

ACCORDINGLY, based on the foregoing and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

AGREEMENT

1.                                       ENGAGEMENT

1.1                                 Engagement.  The Company hereby engages Consultant and Consultant hereby accepts such engagement to perform during the term of this Agreement the services described in Section 1.2.

1.2                                 Duties.  Consultant shall hold himself available during the term of this Agreement to render consultation, advice and assistance to the Company in regard to all aspects of its business.  Consultant shall serve as the President and Chief Executive Officer of the Company, and shall have the general duties of management usually vested in those offices in a corporation and such other duties as may be prescribed by the Board of Directors of the Company from time to time.

1.3                                 Relationship.  Consultant’s relationship to the Company under this Agreement shall be solely that of an independent contractor, and the parties shall conduct themselves accordingly.  This Agreement is not intended to create an employment relationship, nor do the parties intend to create a partnership or joint venture.

2.                                       TERM OF ENGAGEMENT AND TERMINATION

2.1                                 Term.  The term of Consultant’s engagement under this Agreement shall commence on the date first set forth above, and shall continue until terminated pursuant to Section 2.2.

2.2                                 Termination.  Consultant’s engagement under this Agreement shall terminate upon the happening of any of the following events:

(a)                                  the mutual agreement of Consultant and the Company;

(b)                                 the death of Consultant or the dissolution of the Company;

(c)                                  at the Company’s option, in the event of a breach of this Agreement by Consultant;

(d)                                 at Consultant’s option, in the event of a breach of this Agreement by the Company;

(e)                                  at the Company’s option, for any reason or no reason, on at least 30 days prior written notice to Consultant; or

(f)                                    at Consultant’s option, for any reason or no reason, on at least 30 days prior written notice to the Company.

2.3                                 Rights and Duties on Termination.  On termination of Consultant’s engagement under Section 2.2, neither Consultant nor the Company shall have any remaining rights or duties under this Agreement, except:  (i) the Company shall pay to Consultant such compensation as is due pursuant to Section 3.1 through the date of termination of Consultant’s engagement and shall, subject to Section 3.2, reimburse Consultant for any unreimbursed expenses incurred by Consultant prior to the date of termination of Consultant’s engagement; and (ii) Consultant shall continue to be bound by Sections 1.3, 2.3, 3.3, 4, 5 and 6.

3.                                       COMPENSATION AND EXPENSE REIMBURSEMENT

3.1                                 Compensation.  As consideration for the services and obligations which Consultant performs and observes under this Agreement, the Company shall pay Consultant $14,166.67 per month, payable in advance on the 1st day of each month during the term of engagement (except for the October 2005 payment, which shall be paid promptly following the execution and delivery of this Agreement).  Payments due under this Section 3.1 shall be by check mailed to Consultant at his address set forth in Section 6.5, and shall be deemed to be timely made if mailed on or before the 1st day of each month during the term of engagement (excluding the October 2005 payment, which shall be deemed to be timely made if mailed promptly following the execution and delivery of this Agreement).

3.2                                 Reimbursement of Expenses.  Consultant shall be reimbursed by the Company for all reasonable and documented expenses Consultant incurs in connection with the performance of his duties under this Agreement.

3.3                                 Withholding.  Because Consultant is an independent contractor and not an employee, no amounts will be withheld from any payments under this Agreement for federal, state, local, FICA, FUTA or other taxes unless required by applicable law.  Consultant undertakes to pay all taxes due with respect to the amounts received under this Agreement as and when due.

3.4                                 Health Insurance.  At the Company’s option, Consultant shall either be provided with health insurance coverage under the Company’s group health insurance plan during the term of engagement, or the Company shall reimburse Consultant up to $1,350.00 per month during the term of engagement for the cost of health insurance coverage obtained by Consultant with terms substantially the same as the coverage provided under the Company’s group health insurance plan.

3.5                                 Stock Options.  The Company shall grant Consultant, as of October 26, 2005, nonqualified stock options under the Company’s 2004 Stock Incentive Plan (the “Plan”) to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.43 per share.  The grant shall be reflected in a stock option agreement prepared in compliance with the Plan, which shall provide, among other things, that the options shall vest in cumulative increments of 25% on the date of grant (i.e., October 26, 2005), on January 4, 2006, on April 4, 2006, and on July 4, 2006, provided that Consultant is engaged by the Company on such dates, with automatic acceleration of vesting in the event of the proposed liquidation or dissolution of the Company, or a proposed sale of all or substantially all the assets of the Company or merger of the Company with or into another corporation.

4.                                       CONFIDENTIAL INFORMATION, ETC.

4.1                                 Confidential Information.  As used in this Section 4, the term “Confidential Information” means any and all trade secrets or other confidential or proprietary information of the Company, or other information of any kind, nature or description concerning any matters affecting or relating to the Company or any Relevant Invention (as defined below) that derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.  Confidential Information includes without limitation any such information relating to the financial condition, results of operations, business, customers, properties, assets, liabilities or future prospects of the Company.  Consultant hereby acknowledges and agrees that the Confidential Information is the sole property of the Company.  Consultant hereby agrees that he will keep confidential and will not directly or indirectly divulge to anyone or use or otherwise appropriate any Confidential Information, except as required in connection with the performance of services under this Agreement.

4.2                                 Tangible Items.  All files, records, documents, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, software, data storage media, correspondence and other compilations of information, and all copies, abstracts and summaries of the foregoing, and all other physical items, related to the Company’s business or any Relevant Invention, whether of a public nature or not, and whether prepared by Consultant or not, are and shall remain the property of the Company and shall be delivered to the Company at its request.

5.                                       INVENTIONS

5.1                                 Relevant Inventions Defined.  As used in this Agreement, the term “Relevant Inventions” means any and all ideas, inventions, techniques, modifications, processes, or improvements (whether patentable or not), any trademarks, trade names or industrial designs (whether registerable or not), and any works of authorship (whether or not copyright protection may be obtained for them) created, conceived, or developed by Consultant, either solely or in conjunction with others, that relate in any way to, or are useful in any manner in connection with, the Company’s business.

5.2                                 Rights to Relevant Inventions.  Consultant acknowledges and agrees that all of the Relevant Inventions are works made for hire and are the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto.  Notwithstanding the foregoing, Consultant agrees to assign and does hereby assign to the Company all of Consultant’s right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Relevant Inventions.  Consultant covenants that he will promptly:

(a)                                  disclose to the Company in writing any Relevant Invention;

(b)                                 take all actions that the Company may request from time to time to assign to the Company (or to a party designated by the Company), without additional compensation, all of Consultant’s rights in and to any Relevant Invention for the United States and all foreign jurisdictions;

(c)                                  execute and deliver to the Company such applications, assignments and other documents as the Company may request in order to apply for and obtain patent or other registrations with respect to any Relevant Invention in the United States and all foreign jurisdictions;

(d)                                 sign all other papers necessary to carry out the above obligations; and

(e)                                  give testimony and render any other reasonable assistance in support of the Company’s rights to any Relevant Invention.

To the extent allowed by law, the foregoing agreement to assign and assignment of Relevant Inventions include all rights known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by, or authorized by, the Company, and agrees not to assert any Moral Rights with respect thereto.  Consultant will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

5.3                                 Attorneys-in-Fact.  Consultant hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section 5 with the same legal force and effect as if executed by Consultant.

6.                                       GENERAL PROVISIONS

6.1                                 Injunctive Relief.  Consultant acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 4 and 5) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, subject to Section 6.12, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

6.2                                 Covenants of Sections 4 and 5 Are Essential and Independent Covenants.  The covenants by Consultant in Sections 4 and 5 are essential elements of this Agreement, and without Consultant’s agreement to comply with such covenants, the Company would not have entered into this Agreement.  Consultant’s covenants in Sections 4 and 5 are independent covenants and the existence of any claim by Consultant against the Company under this Agreement or otherwise will not excuse Consultant’s breach of any covenant in Sections 4 or 5.

6.3                                 Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6.4                                 Assignment, Etc.  Consultant’s duties under this Agreement are personal and may not be delegated, nor may Consultant’s rights under this Agreement be assigned, without the prior written consent of the Company.  The Company may, without Consultant’s consent, assign its rights and obligations under this Agreement to any person or entity to which the Company assigns all of its right, title and interest in and to any Relevant Invention, either directly or by operation of law (i.e., by merger or a sale of stock).  Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives.

6.5                                 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given and received (a) on delivery if delivered by hand or by a nationally recognized overnight delivery service, or (b) 72 hours after deposit with the United States Postal Service as certified mail, postage prepaid, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to the Company:	Metro One Telecommunications, Inc.
11200 Murray Scholls Place
Beaverton, OR 97007

If to Consultant:	James M. Usdan
[Address]
[Address]

6.6                                 Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, the parties acknowledge and agree that the Indemnification Agreement dated as of November 8, 2005 between the Company and Consultant shall continue in full force and effect according to its terms.  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

6.7                                 Governing Law.  This Agreement will be governed by the laws of the State of Oregon without regard to choice or conflicts of laws principles.

6.8                                 Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  Forms of the word “including” mean “including without limitation.”

6.9                                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.10                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.11                           Attorneys’ Fees.  Subject to Section 6.12, the prevailing party in any suit or other proceeding brought to enforce any provisions of this Agreement, or brought to resolve any dispute concerning this Agreement, shall be entitled to all reasonable costs and expenses incurred in such proceeding, including reasonable attorneys’ fees.

6.12                           Arbitration.  Any and all disputes, controversies or claims arising out of or related to this Agreement, including without limitation those relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before JAMS, or its successor, if any, or if it is no longer in existence, before the American Arbitration Association.  The arbitration shall be conducted in Beaverton, Oregon, in accordance with the provisions of JAMS’s Streamlined Arbitration Rules and Procedures or, if applicable, the rules of the American Arbitration Association, in effect at the time of filing of the demand for arbitration.  There shall be one arbitrator, who shall be a retired circuit court or federal judge.  The parties agree that they have waived any right to trial by jury.  The decision of the arbitrator shall be final and binding and the judgment rendered may be entered in any court having jurisdiction.  The prevailing party in any such arbitration proceeding shall be entitled to its costs and reasonable attorneys’ fees, costs and expenses.  Notwithstanding the foregoing, the Company may apply to either the Oregon Federal District Court or the Washington County Circuit Court for the State of Oregon for temporary or preliminary injunctive relief, and any such application shall not be deemed incompatible with or a waiver of this agreement to arbitrate.

6.13                           Further Assurances.  Each party hereto shall, from time to time at and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other party may reasonably request to carry out the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

THE COMPANY:

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ William B. Rutherford
William B. Rutherford, Chairman

CONSULTANT:

/s/ James M. Usdan
JAMES M. USDAN